Exhibit 99.1

September 21, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Robert Stickler, Bank of America, 1.704.386.8465

robert.stickler@bankofamerica.com

Bank of America Terminates Asset Guarantee Term Sheet

CHARLOTTE – Bank of America Corporation today announced that it has reached an agreement with the U.S. Government to terminate its term sheet with respect to the guarantee of up to $118 billion in assets by the U.S. Government. The term sheet was executed in connection with Bank of America’s acquisition of Merrill Lynch in January 2009.

Under terms of the agreement, Bank of America will pay $425 million to the Treasury Department, Federal Reserve and Federal Deposit Insurance Corporation.

“We are pleased to resolve this matter and move forward,” said Kenneth D. Lewis, chief executive officer and president.

Bank of America also announced that it had received FDIC approval to exit the debt guarantee program under the FDIC’s Temporary Liquidity Guarantee Program (TLGP).

The decisions to terminate the asset guarantee term sheet and exit the debt guarantee program are the latest in a series of steps taken by Bank of America to reduce its reliance on government support and return to normal market funding.

Other steps include:

•	Increasing Tier 1 common capital by $40 billion through several steps, including a $15.5 billion common stock offering, $10.9 billion in preferred stock exchanges and asset sales

•	Issuing $10 billion in nongovernment-backed debt in the public markets

•	Reducing borrowings under the government’s Term Auction Facility (TAF)

•	Eliminating borrowings from the Federal Reserve’s Term Securities Lending Facility (TSLF) and Primary Dealer Credit Facility (PDCF)

•	Maintaining no governmental common stock ownership in the company, including converting no TARP preferred shares to common stock

Said Lewis, “We are a stronger company than we were even a few months ago, and while we continue to face challenges from rising credit costs, we believe we have all the pieces in place to emerge from this current economic crisis as one of the leading financial services firms in the world.”

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,500 ATMs and award-winning online banking with nearly 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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